UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2022

MASTECH DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	001-34099	26-2753540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 Cherrington Parkway, Suite 400 Moon Township, PA 15108
(Address of Principal Executive Offices) (Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MHH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2022, Mastech Digital, Inc. (the “Company”), through its wholly-owned subsidiaries Mastech InfoTrellis, Inc. (“Mastech InfoTrellis”) and Mastech Digital Data, Inc. (“Mastech Digital Data”), entered into an Executive Employment Agreement with Ganeshan Venkateshwaran (the “Employment Agreement”), appointing Mr. Venkateshwaran as Mastech InfoTrellis’s Chief Executive Officer. The term of Mr. Venkateshwaran’s employment will commence on April 4, 2022, and may be terminated by the Company or Mr. Venkateshwaran with or without Cause or for any or no reason.

The Employment Agreement provides that, effective April 4, 2022, Mr. Venkateshwaran’s base salary shall be $550,000 per year, subject to review and modification annually by the Company. The Employment Agreement also provides that Mr. Venkateshwaran is eligible to earn an annual performance-based cash bonus of $450,000 for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) on an annual basis. Under the Employment Agreement, Mr. Venkateshwaran also received an award of a non-qualified stock option to purchase 400,000 shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan and is also eligible to receive non-qualified stock options and other awards pursuant to the Company’s Stock Incentive Plan in a manner and amount determined by the Compensation Committee. The Employment Agreement further provides that if the Company completes a “Spin-Off” where it distributes all equity securities of Mastech InfoTrellis or Mastech Digital Data to the Company’s shareholders and the market capitalization of the spun-off entity immediately following the completion of this “Spin-Off” is not less than $300 million, Mr. Venkateshwaran will be granted restricted stock in the spun-off entity. The amount of this restricted stock grant is calculated based on the market capitalization of the spun-off entity.

In the event that Mr. Venkateshwaran is terminated with “Cause”, the Company may immediately cease payment of any further wages, benefits or other compensation under the Employment Agreement other than salary, wages and benefits (excluding options) earned through the date of termination (the “Accrued Obligations”). In the event that Mr. Venkateshwaran is terminated without “Cause” or he resigns for “Good Reason” (in each case, other than within 12 months following a “Change of Control” involving the Company, Mastech InfoTrellis or Mastech Digital Data), he is entitled to all Accrued Obligations earned through the date of termination, a severance equal to 12 months of his last monthly base salary (less appropriate deductions) that is payable by the Company over a 12-month period following his termination date, continued coverage under the Company’s employee benefits and group health plans in accordance with the Company’s severance policy and payment of 100% of his annual performance-based cash bonus target (less appropriate deductions). Mr. Venkateshwaran is also entitled, for a 12-month period following his termination date, to the continued vesting of any outstanding unvested stock options he held on his termination date. The exercise period for vested options held by Mr. Venkateshwaran at the time of his termination will also be extended for a six-month period after the otherwise applicable expiration date, subject to certain restrictions.

In the event that Mr. Venkateshwaran is terminated without “Cause” or he resigns for “Good Reason”, in each case within 12 months after a “Change of Control” involving the Company, Mastech InfoTrellis or Mastech Digital Data, he is entitled to all Accrued Obligations earned through the date of termination, a lump sum severance payment (less appropriate deductions) equal to two times the sum of (i) his average base salary for the three years preceding his termination (including the year of termination) and (ii) his average annual performance-based cash bonus received for the three years preceding his termination (not including the year of termination). Mr. Venkateshwaran is also entitled to the payment of the premiums required to continue coverage under the Company’s employee benefits and group health plans for up to 24 months after his termination, the acceleration in full of the vesting and/or exercisability of all outstanding equity awards held by Mr. Venkateshwaran on his termination date and reimbursement of up to $25,000 for outplacement services. The exercise period for vested options held by Mr. Venkateshwaran at the time of his termination will be accelerated in full, effective as of Mr. Venkateshwaran’s final day of employment.

The foregoing descriptions of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is furnished with this Form 8-K:

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of March 28, 2022, between Mastech InfoTrellis, Inc., Mastech Digital Data, Inc., and Ganeshan Venkateshwaran.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH DIGITAL, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer

Date: March 30, 2022